Exhibit 8.3

国浩律师 (上海)事务所

Grandall Law Firm (Shanghai)

中国 上海 北京西路968号嘉地中心23-25楼, 200041

23rd-25th Floor, Garden Square, 968 West Beijing Road, Shanghai, China, 200041

电话/TEL.: (8621) 5234-1668 传真/FAX: (8621) 5243-3320

电子信箱/E-mail: grandallsh@grandall.com.cn

September 6, 2017

eHi Car Services Limited

Unit 12/F, Building No. 5, Guosheng Center

388 Daduhe Road

Shanghai 200062

People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”) and as such are qualified to issue this opinion on the laws and regulations of the PRC effective as at the date hereof. We have acted as PRC counsel to eHi Car Services Limited., a corporation organized under the laws of the Cayman Islands (the “Company”) in connection with the filing of a Registration Statement on Form F-3 (the “F-3 Registration Statement”) with the Securities and Exchange Commission on September 6, 2017 (File No. 333-______), for registration under the Securities Act of 1933, as amended (the “Act”), of ADSs, each of which represents two common shares, par value US$ 0.001 of the Company. You have requested our opinion concerning statements in the “Taxation — PRC taxation” section of the F-3 Registration Statement.

In rendering this opinion, we have examined originals or copies of those corporate and other documents we considered appropriate, including the F-3 Registration Statement and the forms of agreements attached as exhibits thereto and such other records, documents, certificates or other instruments, and other written factual representations provided by the Company for us to rely on, as in our judgment were necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have also assumed that the transactions described in the F-3 Registration Statement and the forms of agreements attached as exhibits thereto will be performed in the manner described therein. We have not made an independent investigation of documents submitted or facts represented to us.

Based on the foregoing, we are of the opinion that the statements set forth under the section “Taxation — PRC taxation” in the F-3 Registration Statement insofar as they constitute matters of PRC tax law or legal conclusions relating to the PRC tax law, are accurate in all material respects and that such statements constitute our opinion.

We do not express any opinion herein concerning any law other than PRC tax law.

This opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be looked at as a whole and no part should be extracted and referred to independently.

This opinion is rendered on the basis of the PRC laws (other than the laws of Hong Kong, Macao and Taiwan) effective as of the date hereof and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may become effective immediately on promulgation.

We hereby consent to the Company’s use of this opinion as an Exhibit to the F-3 Registration Statement, to the Company’s reference to our name in the “Taxation” and “Legal Matters” sections of the F-3 Registration Statement and to the discussion of this opinion in the prospectus included in the F-3 Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Grandall Law Firm (Shanghai)